Manchester, Inc. to Acquire C & S Orlando, Inc. and C & S Orlando Finance, Inc.

DALLAS, Sept. 20 /PRNewswire-FirstCall/ -- Manchester, Inc. (OTC Bulletin Board: MNCS.OB) announced today the execution of a Letter of Intent with Orlando Florida area based Buy-Here/Pay-Here used car dealers, Marc Davis and Mark Allen to acquire C & S Orlando, Inc. and C & S Orlando Finance, Inc. (collectively 'C & S Orlando') Mr. Davis had been in the automotive business for over 40 years. Prior to becoming involved in the Buy- Here/Pay-Here business he had been in the new car business in various capacities, including dealer principal, for over 35 years selling vehicles including Porsche, Audi, Ferrari, Volvo, MG, Jaguar, Chevrolet, Ford Jeep and other models. Marc Davis has been in the Buy-Here/Pay-Here business for over 5 years as owner and operator of C & S Orlando, Inc. and C & S Orlando Finance, Inc. The consummation of the acquisition is subject to (i) final due diligence by Manchester, (ii) execution of a definitive purchase agreement and (iii) approval of Manchester's credit provider.

C & S Orlando, which operates two lots in Orlando, Florida, generates over $11 million annually in sales and has a notes receivable portfolio of in excess of $12 million. Marc Davis will continue to direct the dealerships' day-to- day operations following the acquisition.

'Since its formation in 2001, C & S Orlando annual sales have grown from $2.8 million per year to $11 million in sales for 2006. Located in the fast growing central Florida market, C & S Orlando has significant opportunities to increase its sales and loan portfolio over the next few years as part of the Manchester, Inc. group of companies making it an attractive transaction for Manchester,' said Rick Stanley, Manchester's Chief Executive Officer. Stanley added, 'We are fully engaged in the second major phase of Manchester's business plan which is to accelerate our future acquisitions and we are fortunate to bring this operation into our organization. C & S Orlando when coupled with the Discovery acquisition that we announced Monday gives us a growing footprint in the State of Florida. We anticipate that these two acquisitions, along with our acquisition of Value Systems, Inc., and MVP Finance, Inc. announced yesterday, will increase our loan receivable portfolio by approximately $100 million. We believe these acquisitions will also increase our proforma revenues and profits significantly for the next 12 months after the acquisitions.'

Larry Taylor, Manchester's Chief Financial Officer added, 'As announced last week our reduced ongoing borrowing rate of 13.25% will provide significant long term savings for these acquisitions. Applying this new rate to the projected borrowings for the Discovery, Value Systems and C & S Orlando acquisitions is expected to result in interest cost savings of between $1 million and $1.2 million during the first 12 months following these three acquisitions. When these three acquisitions are added to the previously announced acquisitions of Greenwich Automotive, Capitol Car Credit and Americars, we anticipate the total increase in Manchester's loan receivable portfolio will be about $120 million with an increase of pro forma projected revenues of more than $100 million. We are also in discussions with several leading financial institutions to further reduce our interest costs while we continue to move toward future securitizations.'

About Manchester, Inc.

Manchester, headquartered in Dallas, Texas, is seeking to create the preeminent company in the Buy-Here/Pay-Here auto business. Manchester intends to sell acquired and newly generated receivable portfolios through a securitization process. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems, generally financing sales contacts ranging from 24-48 months.

On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Ft. Olgethorpe, Georgia, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market.

On December 29, 2006 Manchester acquired F.S. English, Inc. (now operating as Freedom Auto Sales) and GNAC, Inc. (now operating as Freedom Auto Acceptance), headquartered in Indianapolis, Indiana. Freedom Auto Sales operates three automotive sales lots that focus exclusively on the Buy- Here/Pay-Here segment of the used car market.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester's SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester's SEC filings.

SOURCE Manchester, Inc.

Source: PR Newswire (September 20, 2007 - 8:00 AM EST)

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